Exhibit 21.1

GASTAR EXPLORATION INC.

Subsidiary List as of March 13, 2014

100% Subsidiaries owned of Gastar Exploration Inc. (Delaware)
Gastar Exploration New South Wales, Inc. (Michigan)
Gastar Exploration Texas LP (Delaware) (1)(2)

(1) Gastar Exploration Texas LLC (Delaware), General Partner (1%)
(2) Gastar Exploration Texas, Inc. (Michigan), Limited Partner (99%)